FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC.
CONTACT: Cormac Glynn, CEOcast, Inc.
Phone: 212 732 4300

Home Solutions of America Reports Record First Quarter Results

Revenue, Net Income and Earnings Per Share Highest in Company's History; Company Earns $0.04 per share compared to $0.02 for Q1 2004; Results Exclude the Impact of Cornerstone acquisition

Dallas, Texas, May 23, 2005 - (PRNewswire) - Home Solutions of America, Inc. (AMEX: HOM), a niche provider of specialty residential services, announced today record first quarter financial results for the period ended March 31, 2005. The Company generated first quarter revenue of $9.3 million, a 38.8% increase versus the same period in 2004 when Home Solutions had revenue of $6.7 million. Home Solutions generated $1.7 million of EBITDA during the first quarter versus EBITDA of $0.7 million during the 2004 first quarter. The Company generated 2005 first quarter net income of $1.0 million or $0.04 per diluted share compared to $0.4 million or $0.02 per diluted share in the year earlier period. The results exclude the acquisition of Cornerstone Building and Remodeling ("Cornerstone"), which the Company completed on March 31, 2005. However Cornerstone's assets and liabilities are included in Home Solutions' balance sheet..

Including the acquisition of Cornerstone, Home Solutions, on a pro forma basis, would have had revenue of $14.1 million, EBITDA of $2.4 million and net income of $1.0 million, or $.04 per diluted share. The above pro forma non-GAAP adjustments are based upon the Company's unaudited consolidated statements of operations for the 2005 first quarter. These adjustments are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP). However, Home Solutions believes pro forma non-GAAP reporting provides meaningful insight into the company's ongoing economic performance and therefore uses pro forma non-GAAP reporting internally to assist in evaluating and managing the company's operations. Home Solutions has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and to illustrate the results of ongoing operations.

Restoration Services generated first quarter revenue of $5.1 million, a 41.6% increase versus $3.6 million for the 2004 first quarter. The increase in revenue was a result of strong demand in Florida for restoration services as a result of the hurricane activity last year. Specialty Interior Services had revenue of $4.2 million, a 40% increase versus $3.0 million in the comparable year-earlier period.

"We are extremely pleased by the strong first quarter we recently completed," said Frank Fradella, Chairman and CEO of Home Solutions. "Despite being highly focused on closing the Cornerstone acquisition, we were able to capitalize on many of the opportunities in Florida and have positioned the company for solid growth in the region for years to come. We have clearly demonstrated that we can acquire companies that are accretive to our business and create synergies to increase organic growth. With the acquisition of Cornerstone, we have broadened our product lines and relationships with several of the leading home retailers in the country that has positioned Home Solutions to meaningfully expand its revenue base. Already, Cornerstone has begun to expand its relationships with Home Depot and Lowe's."

Business Outlook:

The Company expects to generate record full-year revenue of $55.0 to $60.0 million, EBITDA of $8.5 to $9.5 million and record net income of $0.14 to $0.18 per fully diluted share. These results include the acquisition of Cornerstone. The Company believes that its guidance is conservative, as it has assumed that Cornerstone will incur significant additional costs in connection with the roll out of its products to Home Depot and Lowe's. Home Solutions has assumed these expenses, as it does not have any operating history with either of the national retail chains. Cornerstone currently services over 104 Home Depot locations throughout the southeastern United States. It has an agreement with Lowe's to provide services to over 269 home centers in the southeast over the next 12 months.

The Company will hold a conference call and webcast at 4:15 pm eastern time today. Interested participants should call (888) 554-9234 and reference Conference ID 6015567. There will be a 30-day playback available as well. To listen to the playback, please call (800) 642-1687. Please use conference ID 6015567 for the replay. The replay will be available beginning at midnight the day of the call and will be accessible through June 15, 2005. The Company will also webcast the call. Investors may access the webcast by going to the Company's website http://www.homcorp.com/ . The webcast will also be available until June 15th.

Home Solutions is a niche provider of specialty residential services including Restoration and Specialty Interior Services. The Company has operations in the California, Texas, Florida, Alabama, Georgia and South Carolina markets through its four subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California and Florida, and Fiber Seal Systems is a national franchise of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.